                                                                    Exhibit 10.1


                                US$1,750,000,000

                           FIVE YEAR CREDIT AGREEMENT

                            Dated as of June 27, 2003

                                      Among

                            NEWS AMERICA INCORPORATED
                                   as Borrower

                                       and

                          FOX ENTERTAINMENT GROUP, INC.
                          THE NEWS CORPORATION LIMITED
                        NEWS PUBLISHING AUSTRALIA LIMITED
                               FEG HOLDINGS, INC.
                        NEWS AMERICA MARKETING FSI, INC.
                              as Initial Guarantors

                                       and

                        THE INITIAL LENDERS NAMED HEREIN
                               as Initial Lenders

                                       and

                                 CITIBANK, N.A.
                             as Administrative Agent

                                       and

                               JPMORGAN CHASE BANK
                              as Syndication Agent

                                       and

                             BANK OF AMERICA, N.A.,
                                   BNP PARIBAS
                                       and
                                  HSBC BANK USA
                           as Co-Documentation Agents

                                       and

                          CITIGROUP GLOBAL MARKETS INC.
                                       and
                           J.P. MORGAN SECURITIES INC.
                  as Joint Lead Arrangers and Joint Bookrunners

                               TABLE OF CONTENTS

ARTICLE I

   SECTION 1.01. Certain Defined Terms                                         1

   SECTION 1.02. Computation of Time Periods                                  17

   SECTION 1.03. Accounting Terms                                             17

ARTICLE II

   SECTION 2.01. The Advances and Letters of Credit                           18

   SECTION 2.02. Making the Advances                                          19

   SECTION 2.03. Issuance of and Drawings and Reimbursement Under
                    Letters of Credit                                         20

   SECTION 2.04. Fees                                                         21

   SECTION 2.05. Optional Termination or Reduction of the Commitments         22

   SECTION 2.06. Repayment of Advances                                        22

   SECTION 2.07. Interest on Advances                                         23

   SECTION 2.08. Interest Rate Determination                                  23

   SECTION 2.09. Optional Conversion of Advances                              24

   SECTION 2.10. Prepayments of Advances                                      24

   SECTION 2.11. Increased Costs                                              25

   SECTION 2.12. Illegality                                                   26

   SECTION 2.13. Payments and Computations                                    27

   SECTION 2.14. Taxes                                                        28

   SECTION 2.15. Sharing of Payments, Etc.                                    29

   SECTION 2.16. Evidence of Debt                                             30

   SECTION 2.17. Use of Proceeds                                              30

ARTICLE III

   SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01        30

                                      i

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   SECTION 3.02. Conditions Precedent to Each Borrowing,
                    Issuance and Renewal.                                     32

   SECTION 3.03. Determinations Under Section 3.01                            33

ARTICLE IV

   SECTION 4.01. Representations and Warranties of the Loan Parties           33

ARTICLE V

   SECTION 5.01. Affirmative Covenants                                        35

   SECTION 5.02. Negative Covenants                                           38

   SECTION 5.03. Financial Covenants                                          40

ARTICLE VI

   SECTION 6.01. Events of Default                                            40

   SECTION 6.02. Actions in Respect of the Letters of Credit upon Default     42

ARTICLE VII

   SECTION 7.01. Guaranty; Limitation of Liability                            43

   SECTION 7.02. Guaranty Absolute                                            44

   SECTION 7.03. Waivers and Acknowledgments                                  45

   SECTION 7.04. Subrogation                                                  45

   SECTION 7.05. Subordination                                                46

   SECTION 7.06. Continuing Guaranty; Assignments                             47

   SECTION 7.07. Release of Guarantors                                        47

ARTICLE VIII

   SECTION 8.01. Authorization and Action                                     48

   SECTION 8.02. Agent's Reliance, Etc.                                       48

   SECTION 8.03. Citibank and Affiliates                                      48

   SECTION 8.04. Lender Credit Decision                                       48

   SECTION 8.05. Indemnification                                              49

                                      ii

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   SECTION 8.06. Successor Agent                                              49

   SECTION 8.07. Other Agents.                                                50

ARTICLE IX

   SECTION 9.01. Amendments, Etc.                                             50

   SECTION 9.02. Notices, Etc.                                                50

   SECTION 9.03. No Waiver; Remedies                                          51

   SECTION 9.04. Costs and Expenses                                           51

   SECTION 9.05. Right of Set-off                                             53

   SECTION 9.06. Binding Effect                                               53

   SECTION 9.07. Assignments and Participations                               54

   SECTION 9.08. Confidentiality                                              56

   SECTION 9.09. Governing Law                                                56

   SECTION 9.10. Execution in Counterparts                                    56

   SECTION 9.11. Jurisdiction, Etc.                                           56

   SECTION 9.12. No Liability of the Issuing Banks                            57

   SECTION 9.13. Judgment                                                     57

   SECTION 9.14. Waiver of Jury Trial                                         59

                                      iii

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Schedules

Schedule I - List of Applicable Lending Offices

Schedule 2.01(b) - Exiting Letters of Credit

Exhibits

Exhibit A - Form of Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D - Form of Opinion of Counsel for the Borrower

                           FIVE YEAR CREDIT AGREEMENT

                            Dated as of June 27, 2003

          NEWS AMERICA INCORPORATED, a Delaware corporation (the "Borrower"), FEG HOLDINGS, INC., a Delaware corporation, FOX ENTERTAINMENT GROUP, INC., a Delaware corporation, NEWS AMERICA MARKETING FSI, INC., a Delaware corporation, NEWS PUBLISHING AUSTRALIA LIMITED, a Delaware corporation, and THE NEWS CORPORATION LIMITED, an Australian corporation (collectively, the "Initial Guarantors"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") and initial issuing banks (the "Initial Issuing Banks") listed on the signature pages hereof, CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint bookrunners, JPMORGAN CHASE BANK, as syndication agent, BANK OF AMERICA, N.A., BNP PARIBAS and HSBC BANK USA, as co-documentation agents, and CITIBANK, N.A. ("Citibank"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "A$" means the lawful currency of the Commonwealth of Australia.

          "Additional Guarantor" has the meaning specified in Section 5.01(j).

          "Adjusted Operating Income" of any Person means, for any period, without duplication, Consolidated operating income plus Consolidated depreciation expense plus Consolidated amortization expense plus all Cash Dividends other than from Subsidiaries plus, to the extent included in operating income, any non-cash write-offs of depreciable or amortizable assets relating to property, plant, equipment or intangible assets, in each case as determined in accordance with GAAP for such period. For purposes of calculating Adjusted Operating Income for any Rolling Period in connection with the determination of compliance with Section 5.03, if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or a Material Disposition, Adjusted Operating Income for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period.

          "Advance" means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of the Reporting Group shall be deemed not to be an Affiliate for purposes of this definition. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.

          "Agent's Office" means the office of the Agent at 388 Greenwich Street, New York, New York, or such other office as the Agent may specify to the Borrower from time to time.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

          "Applicable Margin" means (a) for Base Rate Advances, 0% per annum and
     (b) for Eurodollar Rate Advances, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

------------------------------------------------
Public Debt Rating       Applicable Margin for
    S&P/Moody's         Eurodollar Rate Advances
------------------------------------------------
Level 1
BBB+ or Baa1 or above            0.500%
------------------------------------------------
Level 2
BBB or Baa2                      0.600%
------------------------------------------------
Level 3
BBB- and Baa3                    0.675%
------------------------------------------------
Level 4
BB+ and Ba1                      1.075%
------------------------------------------------
Level 5
Lower than Level 4               1.250%
------------------------------------------------

          "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

----------------------------------
 Public Debt Rating     Applicable
    S&P/Moody's         Percentage
----------------------------------
Level 1
BBB+ or Baa1 or above     0.125%
----------------------------------
Level 2
BBB or Baa2               0.150%
----------------------------------
Level 3
BBB- and Baa3             0.200%
----------------------------------
Level 4
BB+ and Ba1               0.300%
----------------------------------
Level 5
Lower than Level 4        0.375%
----------------------------------

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          "Applicable Utilization Fee" means, as of any date that the aggregate
     Advances plus the aggregate Available Amount of outstanding Letters of Credit exceed 25% of the aggregate Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

---------------------------------------
Public Debt Rating        Applicable
   S&P/Moody's          Utilization Fee
---------------------------------------
Level 1
BBB+ or Baa1 or above       0.125%
---------------------------------------
Level 2
BBB or Baa2                 0.125%
---------------------------------------
Level 3
BBB- and Baa3               0.125%
---------------------------------------
Level 4
BB+ and Ba1                 0.250%
---------------------------------------
Level 5
Lower than Level 4          0.375%
---------------------------------------

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

          "Attributable Debt" means, at any time, in connection with any sale and leaseback transaction, the product of (i) the net proceeds from such sale and leaseback transaction times (ii) a fraction, the numerator of which is the number of days of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such calculation and the denominator of which is the number of days of the term of such lease measured from the first day of such term.

          "Australia" means the Commonwealth of Australia.

          "Australian Corporations Law" means the Corporation Act 2001 of Australia, as it may be amended from time to time.

          "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          "Bankruptcy Law" means any proceeding of the type referred to in
     Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; or

               (b) 1/2 of one percent per annum above the Federal Funds Rate.

          "Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(i).

          "Borrower Information" has the meaning specified in Section 9.08.

          "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or 2.03.

          "BUCS(SM) Securities" means (i) the 0.75% Senior Exchangeable Beneficial Unsecured exChangeable Securities ("BUCS") issued by News Corporation Finance Trust II pursuant to the terms of an Amended and Restated Declaration of Trust dated as of March 21, 2003 (the "Finance Trust Securities"), (ii) the 0.75% Senior Exchangeable Debentures due 2023 issued by News America Incorporated pursuant to the terms of an Indenture dated as of March 21, 2003 and the guarantees thereof provided for therein, and (iii) the guarantee of the Finance Trust Securities provided by The News Corporation Limited pursuant to the terms of a Preferred Securities Guarantee Agreement dated as of March 21, 2003, and any securities issued in exchange for the above pursuant to a registration statement.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "Cash Dividends" means, all dividends, all purchases, redemptions, retirements, defeasances or other acquisitions of any capital stock or shares or any warrants, rights or options to acquire such capital stock or shares, in each case to the extent paid in cash by or on behalf of the issuer thereof, all returns of capital to stockholders or shareholders as such and all returns in respect of loan stock or any similar Investment, in each case to the extent paid in cash.

          "Cash Equivalents" means any of the following, so long as they are owned free and clear of all Liens and have a maturity of not greater than 180 days from the date of issuance thereof: (a) readily marketable direct obligations of the United States, the United Kingdom or Australia or, in each case, any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States or unconditionally guaranteed by the government of the United Kingdom or Australia, (b) repurchase agreements with respect to obligations of the type referred to in clause (a) above with any securities dealers that are fully collateralized by such obligations, (c) certificates of deposit of or time deposits or Eurodollar deposits with any commercial bank, that has a combined capital and surplus of at least US$1,000,000,000 or its equivalent in other currencies or (d) commercial paper that is rated at least "Prime-1" (or the equivalent grade) by Moody's or "A-1" (or the equivalent grade) by S&P.

          "CFC" means a "controlled foreign corporation" under Section 957 of the Internal Revenue Code.

          "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

          "Compliance Certificate" means a certificate executed by the chief financial officer or the deputy chief financial officer of the Parent Guarantor delivered with financial statements in accordance with Section 5.01(i)(ii) and (iii) (a) stating that no Default has occurred and is continuing and (b) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and (c) in the event of any change in generally accepted accounting principles used in the preparation of the financial statements delivered with such Compliance Certificate, and if necessary for determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Constitutive Documents" means, as to any Person, such Person's certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, joint venture or shareholders' agreement or equivalent documents constituting such Person.

          "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section
     2.08 or 2.09.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for money raised under a bill facility or similar facility, (b) all indebtedness of such Person for the deferred purchase price of property or services that would appear as a liability on a statement of financial position of such Person prepared in accordance with GAAP (other than (i) payables incurred in the ordinary course of business with payment terms of not more than 180 days, (ii) royalties and
     (iii) Programming Liabilities), (c) all Obligations of such Person evidenced by notes, bonds (other than performance and similar bonds), debentures, loan stock or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of the Obligations of such Person as lessee under leases that are, in accordance with GAAP, capital or finance leases ("Capitalized Leases"), (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit, note purchase facility or other discounting arrangement or similar facilities and any indemnity given in respect of any of them (other than any letter of credit in support of trade payables incurred in the ordinary course of business with an expiration date of not more than 180 days from the date of issuance thereof), (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or shares of or other ownership or profit interest in the equity of such Person or any of its Affiliates or any warrants, rights or options to acquire such capital stock or shares, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued dividends thereon that have not been paid on the stated date for payment thereof, but excluding any Obligation arising solely as a result of the declaration of a dividend on any capital stock or shares of such Person, (h) all Debt of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any legally binding manner by such Person, or in effect guaranteed in any legally binding manner directly or indirectly by such Person through an agreement (each such agreement, a "Debt Guaranty"), provided, that, for purposes of this Agreement the Debt of such Person shall be equal to the obligations of such Person under the applicable Debt Guaranty as and to the extent that there is a demand for payment under such Debt Guaranty, (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in a legally binding manner, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, valued at the lesser of the amount of such Debt and the fair market value of such property. Notwithstanding anything stated herein to the contrary, for the purposes of this Agreement the following shall not constitute "Debt": (A) the TOPrS(SM) Securities, (B) any Obligation owed between members of the Reporting Group, (C) any Obligation which is payable by its terms or at the option of the Parent Guarantor or other member of the Reporting Group in equity securities other than the BUCS(SM) Securities and (D) preferred limited liability membership interests (or equivalent interests) held by a third party, the proceeds of which are used to fund film financing.

          "Debt Guaranty" has the meaning specified in clause (h) of the definition of "Debt".

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Dollars" and "US$" each means the lawful currency of the United
     States.

          "Dollar Equivalent" of any currency (other than Dollars) on any date means the equivalent in Dollars of such currency determined by using the quoted spot rate at which the Agent's principal office in London offers to exchange Dollars for such currency in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Effective Date" has the meaning specified in Section 3.01.

          "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation,
     (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "Environmental Law" means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11),
     (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or
     (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

          "Euro" means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/32 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/32 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

          "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

          "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Excess Guaranty Debt" means, at any time, the excess, if any, of the aggregate Dollar Equivalent amount of all Debt Guaranties by members of the Reporting Group of Debt of Persons which are not members of the Reporting Group, over US$800,000,000.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Film Special Purpose Vehicle" means any Special Purpose Vehicle established for the sole purpose of financing, producing, distributing, acquiring, marketing, licensing and/or syndicating television programs or films.

          "Financing Subsidiary" means each Subsidiary of the Parent Guarantor organized solely for the purpose of providing financing for the members of the Reporting Group and holding no assets other than loans or advances to other members of the Reporting Group, cash and Cash Equivalents and immaterial amounts of other assets.

          "GAAP" has the meaning specified in Section 1.03.

          "Guaranteed Obligations" has the meaning specified in Section 7.01.

          "Guarantors" means each Initial Guarantor and each Additional Guarantor, in each case for so long as such Person is a party hereto.

          "Guaranty Supplement" has the meaning specified in Section 5.01(j).

          "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and
     (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "Information Memorandum" means the information memorandum dated June 3, 2003 used in connection with the syndication of the Commitments.

          "Interest Expense" means, for any period, (a) net interest expense on Debt determined in accordance with GAAP for such period, other than any amount thereof not paid in cash during such period (including, without limitation, amortization of capitalized interest and financing fees during such period), plus (b) Cash Dividends paid during such period on Preferred Stock that constitutes Debt (other than Investment Preferred Stock), less
     (c) to the extent not otherwise deducted in calculating such net interest expense, the sum of cash interest received on loans to Affiliates (other than Subsidiaries) during such period and cash interest received on balances at banks and on Investments in Cash Equivalents during such period, and less (d) to the extent otherwise included in calculating such net interest expense, interest and financing fees that are capitalized during such period. For purposes of calculating Interest Expense for any Rolling Period in connection with the determination of compliance with
     Section 5.03, if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or a Material Disposition, Interest Expense for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period.

          "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

               (a) the Borrower may not select any Interest Period that ends after the Termination Date;

               (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

               (c) in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

               (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loans or advances to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other similar investment in such Person, including, without limitation (but without duplication), any arrangement pursuant to which the investor issues any Debt Guaranty or incurs any Debt of the type referred to in clause (i) of the definition of Debt in respect of such Person, but excluding (a) any Negative Pickup Arrangement and (b) advances made to suppliers in respect of assets purchased or services contracted for in the ordinary course of business, or the acquisition of receivables owing to any member of the Reporting Group from and the making of advances to, suppliers, producers, customers and individuals constituting the "talent" of such Person to the extent that such advance or acquisition is made (A) in the ordinary course of business of such Person and is consistent with the commercial practices of such Person prior to the date hereof or (B) is consistent with commercially reasonable practices at such time and is payable or dischargeable in accordance with customary terms.

          "Investment Preferred Stock" means Preferred Stock issued by any Financing Subsidiary of the Parent Guarantor and guaranteed by the Parent Guarantor that would be classified as equity of the Parent Guarantor under GAAP and that is issued with an aggregate liquidation preference not exceeding US$345,000,000.

          "Issuing Bank" means an Initial Issuing Bank and any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

          "L/C Cash Collateral Account" means an interest bearing cash collateral account for the benefit of the Borrower to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

          "L/C Related Documents" has the meaning specified in Section
     2.06(b)(i).

          "Lenders" means the Initial Lenders, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.07.

          "Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

          "Letter of Credit Commitment" means, with respect to each Initial Issuing Bank, the amount set forth opposite the Initial Issuing Bank's name on the signature pages hereto under the caption "Letter of Credit Commitment" or, if such Initial Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time and (b) US$600,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "Letters of Credit" has the meaning specified in Section 2.01(b).

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Document" means this Agreement, the Notes and the other L/C Related Documents.

          "Loan Parties" means the Borrower and the Guarantors.

          "Material Acquisition" means any acquisition of assets or series of related acquisitions of assets (including by way of merger) which (a) constitutes assets comprising that portion of the common stock or other equity interests of, or all or a substantial part of the assets of any Person which results in such Person becoming a Consolidated Subsidiary of the Parent Guarantor, or a business unit or division of, any Person and (b) involves the payment of consideration by the parent Guarantor and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of US$50,000,000.

          "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Reporting Group taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Reporting Group taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or (c) the ability of the members of the Reporting Group to perform their Obligations under this Agreement.

          "Material Disposition" means any sale, lease, assignment, conveyance, transfer or other disposition (a "Disposition") of property or series of related Dispositions of property which yields gross proceeds to the Parent Guarantor or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of US$50,000,000.

          "Material Subsidiary" means any direct or indirect Subsidiary of the Parent Guarantor that represents Consolidated operating income equal to or greater than 10% of the Consolidated operating income of the Parent Guarantor for the fiscal year immediately prior to the date of determination, either individually or together with such Subsidiary's Consolidated Subsidiaries; provided, however, that "Material Subsidiary" shall not include (a) any direct or indirect Subsidiary of Fox Entertainment Group, Inc. or its successors (collectively, "FEG"); (b) any direct or indirect Subsidiary of the Parent Guarantor which is subject to any restriction, contractual or otherwise, which would prohibit or restrict such Subsidiary from becoming a Guarantor hereunder, which prohibition or restriction exists at the time such entity would otherwise become a Material Subsidiary; or (c) any Subsidiary that is or becomes a CFC.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under
     Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Negative Pickup Arrangements" means arrangements entered into in the ordinary course of business for the production and/or acquisition of some or all of the rights to television programming or films.

          "Note" means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

          "Notice of Borrowing" has the meaning specified in Section 2.02(a).

          "Notice of Issuance" has the meaning specified in Section 2.03(a).

          "Notice of Renewal" has the meaning specified in Section 2.03(a).

          "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under this Agreement and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

          "Parent Guarantor" means the ultimate parent company of the Borrower that trades its securities on a nationally recognized stock exchange.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "Permitted Film Financing" means Debt and equity financing arrangements with third parties for the financing, production, distribution, acquisition, marketing, licensing and/or syndication of television programming or films by any Person in which any interest held by a member of the Reporting Group is held through a Film Special Purpose Vehicle and as to which no member of the Reporting Group has incurred any Debt other than through such Film Special Purpose Vehicle.

          "Permitted Liens" means any of the following: (a) any Lien that arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Reporting Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Debt or arises otherwise than due to deferment of payment of purchase price);
     (b) Liens arising by operation of law and in the ordinary course of business, including Liens for taxes, assessments and governmental charges or levies that are either (i) not yet overdue or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained; (c) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (d) any Lien with respect to documents of title to any asset or over cash paid to purchase such asset, to the extent arising from the delivery thereof to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset, provided that (i) such agreement or arrangement is not in respect of Debt described in clause (a) or (c) of the definition of Debt of any member of the Reporting Group, (ii) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (iii) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under this Agreement; (e) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (f) Liens to secure performance bonds incurred in the ordinary course of business; (g) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity that holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (h) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (i) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes; provided that, in the case of clause (a) and (c) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings, and (j) any banker's right of set off or combination of accounts conferred in the ordinary course of banking arrangements.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Post-Petition Interest" has the meaning specified in Section 7.06.

          "Preferred Stock" means, with respect to any corporation, capital stock or shares issued by such corporation that is entitled to a preference or priority over any other capital stock or shares issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "Programming Liabilities" means all Obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license and/or syndicate television programming or films, other than any such Obligations for Debt described in clause (a) of the definition of Debt and Debt Guaranties of such Debt.

          "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time and (b) such amount.

          "Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 5 under the definition of "Applicable Margin", "Applicable Percentage" or "Applicable Utilization Fee", as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels and both ratings are Level 3 or higher, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if the ratings established by S&P and Moody's shall fall within different levels and both ratings are Level 4 or lower, or Level 3 and Level 4, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the lower rating,
     (e) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

          "Public Senior Debt" means Senior Debt of any member of the Reporting Group that is registered pursuant to a registration statement filed with the U.S. Securities and Exchange Commission or any comparable national or state regulatory or governmental body in any jurisdiction of the United States or otherwise, plus any Senior Debt that any member of the Reporting Group has issued and provided registration rights to the holders of such privately placed securities in connection with such issuance.

          "Redeemable" means, with respect to any capital stock or shares, any such capital stock or shares that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder, provided that no such capital stock or shares shall be considered to be Redeemable, or to be Debt, solely pursuant to clause (a) or (b) hereof if the issuer's undertaking to redeem any such capital stock or shares may be satisfied in full, at its option, by the delivery to the holders thereof of ordinary shares of the Parent Guarantor.

          "Reference Banks" means Citibank, JPMorgan Chase Bank, Bank of America, N.A., BNP Paribas and HSBC Bank USA.

          "Register" has the meaning specified in Section 9.07(d).

          "Reporting Group" means the Parent Guarantor and its Subsidiaries.

          "Required Lenders" means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.

          "Responsible Officer" means of the following Persons: the chief financial officer, chief executive officer, deputy chief financial officer or the treasurer of either of the Parent Guarantor or the Borrower, or the Group General Counsel of the Parent Guarantor.

          "Revolving Credit Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Revolving Credit Commitment" or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05.

          "Rolling Period" means, for any fiscal quarter, such fiscal quarter and the preceding three fiscal quarters. Any reference in Section 5.03 of this Agreement to a Rolling Period ending on any specified date shall be construed as a reference to the Rolling Period ending closest in time to such date.

          "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

          "Senior Debt" means all Debt of the Reporting Group that does not provide by its terms that it is subordinate in right of payment to the Obligations of the Loan Parties under this Agreement.

          "Single Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no

     Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Solvent" and "Solvency" mean, with respect to any Person on any date, that on such date (a) in the case of any Person organized under the laws of a jurisdiction other than any state or territory of Australia, (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital and (b) in the case of any Person organized under the laws of any state or territory of Australia, (i) such Person has not become unable to pay its debts generally as and when they become due and payable, (ii) such Person has not suspended payment, and has not taken steps to suspend payment, of its debts generally and (iii) such Person has not entered into or resolved to enter into, or taken steps to enter into, any arrangement, composition or compromise with its creditors or any class of them (other than for the purpose of a solvent amalgamation or reconstruction).

          "Special Purpose Vehicle" means a Person that is, or was, established:
     (a) with a separate legal identity and limited liability; (b) as a member of the Reporting Group; and (c) for the sole purpose of a single transaction, or series of related transactions, and that has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

          "Subordinated Obligations" has the meaning specified in Section 7.05.

          "Subsidiary" of any Person means (a) any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership or joint venture or (iii) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries, (b) in the case of (x) the Parent Guarantor, for so long as FEG is a Subsidiary of the Parent Guarantor, (y) FEG and (z) any other member of the Reporting Group of which FEG is a Subsidiary, includes Fox Television Holdings, Inc. and its Subsidiaries, (c) in the case of any member of the Reporting Group, any Person in which such member holds an interest that owns television stations the capital structure of which is substantially similar to that of Fox Television Holdings, Inc. and (d) in relation to any Person that is, or becomes, subject to the Australian Corporations Law, (i) a "subsidiary" of such Person as defined in and for the purposes of the Australian Corporations Law, (ii) if such Person has appointed or is in a position to appoint one or more directors of another corporation and that director or those directors are in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a meeting of directors of that other corporation, such other corporation, and (iii) where the expression is used in this Agreement in connection with the content or preparation of consolidated financial statements (as defined in the Australian Corporations Law), any "Entity" (as defined in Section 64A of the Australian Corporations Law) that such Person is taken to control (as defined in Section 50AA of the

     Australian Corporations Law) and (e) in the case of a Person that is an English company, any other Person that is a "subsidiary" of such Person as defined pursuant to Section 736 of the English Companies Act 1985.

          "Tangible Assets" of any Person is defined as, as of any date, the amount of total assets of such Person and its Subsidiaries on a Consolidated basis at such date less goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

          "Termination Date" means the earlier of June 30, 2008 and the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

          "TOPrS(SM) Securities" means (i) the 5% Exchangeable Trust Originated Preferred Securities issued by News Corporation Exchange Trust pursuant to the terms of an Amended and Restated Declaration of Trust dated as of November 12, 1996 (the "Exchange Securities"), (ii) the 5% Trust Originated Preferred Securities issued by News Corporation Finance Trust pursuant to the terms of an Amended and Restated Declaration of Trust dated as of November 12, 1996 (the "Finance Securities"), (iii) the 5% Subordinated Discount Debentures due 2016 issued by the Borrower pursuant to the terms of an Indenture dated as of November 12, 1996 and the guarantees thereof provided for therein, (iv) the guarantee of the Exchange Securities provided by the Parent Guarantor pursuant to the terms of a Preferred Securities Guarantee Agreement dated as of November 12, 1996, (v) the guarantee of the Finance Securities provided by the Parent Guarantor pursuant to the terms of a Preferred Securities Guarantee Agreement dated as of November 12, 1996 and (vi) the Borrower's obligations under the Warrant Agreement dated as of November 12, 1996 and the guarantees thereof provided for therein.

          "Unissued Letter of Credit Commitment" means, with respect to any Issuing Bank, such Issuing Bank's Letter of Credit Commitment minus the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

          "Unused Commitment" means, with respect to each Lender at any time,
     (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus
     (ii) such Lender's Pro Rata Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the equity consolidated financial statements referred to in Section 4.01(e) ("GAAP").

                                   ARTICLE II

             AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

          SECTION 2.01. The Advances and Letters of Credit. (a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed at any time such Lender's Unused Commitment. Each Borrowing shall be in an aggregate amount of US$25,000,000 or an integral multiple of US$5,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender's Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

          (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a "Letter of Credit") in Dollars or Euros for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (converting all Euros into the then Dollar Equivalent thereof) (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. Each Letter of Credit shall be in for an amount of US$5,000,000 or more. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal, but not including any Letter of Credit issued in favor of an Italian tax authority, which may have an expiration date not later than five years after the issuance thereof) later than (x) the date that is one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a "Notice of Renewal") given to the Issuing Bank that issued such Letter of Credit and the Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a "Notice of Termination") and (y) 10 Business Days prior to the Termination Date; provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 10 Business Days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Each Letter of Credit shall contain a provision authorizing the Issuing Bank that issued such Letter of Credit to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a "Default Termination Notice") terminating such Letter of Credit and giving such beneficiary 15 Business Days to draw such Letter of Credit. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such Letter of Credit, provided that any renewal or replacement of any such Letter of Credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

          SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing,
(ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 9.02.

          (b) Anything in subsection (a) above to the contrary notwithstanding,
(i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than US$25,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than 15 separate Borrowings.

          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in
Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

          (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by telex, telecopier or cable. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing, or telecopier or telex, specifying therein the requested
(A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later that the earlier of (x) one year after the issuance thereof and (y) ten Business Days prior to the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

          (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender's Pro Rata Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender's Pro Rata Share of the Available Amount of such Letter of Credit at each time such Lender's Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

          (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft or, in the case of a Letter of Credit denominated in Euros, shall be a Base Rate Advance in the Dollar Equivalent on the date such draft is paid, provided, that the Borrower shall indemnify the Agent and the Lenders for any currency exchange losses sustained as a result of the Borrower's repayment in Dollars of any Letter of Credit denominated in Euros. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent, each Lender shall pay to the Agent such Lender's Pro Rata Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Pro Rata Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

          (d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and
(ii) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

          (e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

          SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the Effective Date in the case of each Initial Lender and from the later of the Effective Date and the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2003, and on the Termination Date.

          (b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2003, and on the Termination Date, and after the Termination Date payable upon demand; provided that the Applicable Margin shall increase by 2% upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).

          (ii) The Borrower shall pay to each Issuing Bank for its own account such reasonable fees as may from time to time be agreed in writing between the Borrower and such Issuing Bank.

          (c) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as have been agreed between the Borrower and the Agent.

          SECTION 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of US$25,000,000 or an integral multiple of US$5,000,000 in excess thereof.

          SECTION 2.06. Repayment of Advances. (a) Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.

          (b) Letter of Credit Reimbursements. The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

          (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

          SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest ("Default Interest") on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or
(a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or
(a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to
Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

          SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing

Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than US$25,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          (f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

          (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

          (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

          (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon notice at least three Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of US$25,000,000 or an integral multiple of US$5,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

          (b) Mandatory Prepayments. (i) If the Agent notifies the Borrower on the second Business Day prior to any interest payment date that the sum of (A) the aggregate principal amount of all Advances then outstanding plus (B) the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (C) the Dollar Equivalent in (determined on the third Business Day prior to such interest payment date) of the aggregate Available Amount of all Letters of Credit denominated in Euros then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum after such payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders. The Agent shall provide such notice to the Borrower at the request of any Lender.

          (ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

          (c) Letters of Credit. The Borrower shall, on the day that is seven
(7) Business Days prior to the Termination Date, pay to the Agent for deposit in the L/C Cash Collateral Account (a) an amount in Euros sufficient to cause the amount of Euros on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in Euros and (b) an amount in Dollars sufficient to cause the amount of Dollars on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in Dollars. Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After any such Letter of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower thereunder shall have been paid in full, the equivalent amount deposited in such L/C Cash Collateral Account in respect of such Letter of Credit shall be promptly returned to the Borrower.

          SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (i) before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) such Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder; provided, however, that before making any such demand, each Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          (c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. Any Lender making a claim for compensation under this Section 2.11 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 9.07.

          SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Any Lender that is prohibited from performing its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 9.07.

          SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due to the fullest extent permitted by law.

          (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

          SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with
Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as "Other Taxes").

          (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection
(e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          (h) Any Lender making a claim for compensation under this Section 2.14 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 9.07.

          (i) In the event a Lender is entitled, on the effective date of an Assignment or Acceptance, to the benefits of a payment pursuant to this Section 2.14, an assignee or novatee of such Lender shall be entitled to the same benefits of payment (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to such Lender had such Lender not entered into the related Assignment and Acceptance with such assignee or novatee and then only to the extent the relevant amounts are incurred by such assignee or novatee.

          SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

          (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

          SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01.
Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

          (a) There shall have occurred no Material Adverse Change since June 30, 2002.

          (b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

          (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of each Loan Party and its Subsidiaries as they shall have requested.

          (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

          (e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

          (f) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

          (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Parent Guarantor, dated the Effective Date, stating that:

               (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

               (ii) No event has occurred and is continuing that constitutes a Default.

          (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

               (i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

               (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement and the documents executed and delivered in connection herewith, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

               (iii) A certificate of an Authorized Officer of each Loan Party certifying the names and true signatures of the officers of the Authorized Officers of such Loan Party and, in the case of each Loan Party that is incorporated under the laws of a jurisdiction other than the United States, a power of attorney granted by such Loan Party appointing the Person or Persons authorized to execute and deliver this Agreement and the other documents to be delivered hereunder.

               (iv) In relation to each Loan Party that is subject to the Australian Corporations Law: (A) such forms lodged with the Australian Securities and Investment Commission in accordance with the Australian Corporations Law notifying the Australian Securities and Investment Commission of the particulars or any change in the particulars of the officers of such Loan Party as will evidence the appointment of the current officers of such Loan Party; and (B) before, but not earlier than two Business Days before the execution of this Agreement, a certificate of a director and secretary of such Loan Party as Authorized Officers of such Loan Party substantially in the form of Exhibit C-4 from each such Loan Party that it is a public company for the purposes of Chapter 2E of the Australian Corporations Law and is a Guarantor and otherwise complying with Chapter 2E of the Australian Corporations Law.

               (v) A favorable opinion of Hogan & Hartson L.L.P., counsel for Borrower and each of the Guarantors, substantially in the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Agent may reasonably request.

               (vi) A favorable opinion of Allens Arthur Robinson, counsel for Parent Guarantor, substantially in the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Agent may reasonably request.

               (vii) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

          (i) The Loan Parties shall have terminated the commitments of the lenders and repaid or prepaid in full all amounts outstanding under the Revolving Credit Agreement dated as of May 19, 1993 among the Borrower, certain other borrowers and guarantors parties thereto, the lenders parties thereto and Citibank, N.A., as administrative agent. By execution of this Agreement, each of the Lenders that is a lender under the credit agreement referred to above hereby waives the requirement set forth in Section 2.04 of such credit agreement of three business days' prior notice to the termination of its commitments thereunder.

          SECTION 3.02. Conditions Precedent to Each Borrowing, Issuance and Renewal. The obligation of each Lender to make an Advance (other than an Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, and the obligation of each Issuing Bank to issue a Letter of Credit or renew a Letter of Credit, shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

          (i) the representations and warranties contained in Section 4.01 are correct on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default;

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

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

          (a) Such Loan Party (i) is a corporation duly organized, validly existing and, in the case of each Loan Party incorporated under the laws of a State of the United States, in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and, in the case of each Loan Party incorporated under the laws of a State of the United States, is in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except, in each case, to the extent the failure to be so qualified and in good standing would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (b) The execution, delivery and performance by each Loan Party of this Agreement and the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's Constitutive Documents, (ii) violate any applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

          (c) All authorizations or approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, or for the consummation of the other transactions contemplated hereby or (ii) the exercise by the Agent or any Lender of its rights under this Agreement have been duly obtained, taken, given or made and are in full force and effect.

          (d) This Agreement has been duly executed and delivered by each Loan Party party hereto. This Agreement is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

          (e) The Consolidated statement of financial position of the Parent Guarantor as at June 30, 2002, and the related Consolidated statement of financial performance and statement of cash flow of the Parent Guarantor for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Parent Guarantor as at such date and the Consolidated results of the operations of the Parent Guarantor for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis, and since June 30, 2002, there has been no Material Adverse Change.

          (f) Neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to the Agent or any Lender in connection with the negotiation of this Agreement or pursuant to the terms of this Agreement, together with the information contained in the public filings of the Parent Guarantor, contained when made any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading when made.

          (g) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best knowledge of each Loan Party, threatened before any court, governmental agency or arbitrator that would be reasonably likely to be adversely determined and if so to have a Material Adverse Effect.

          (h) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (i) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of any Loan Party or of the Reporting Group on a Consolidated basis) subject to the provisions of
     Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

          (j) No Loan Party is an "investment company," or "controlled" by an "investment company," as such terms are defined in the U.S. Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by any Loan Party, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the U.S. Securities and Exchange Commission thereunder.

          (k) Each Loan Party is Solvent.

          (l) The Obligations of each Loan Party under this Agreement constitute unconditional general obligations of such Loan Party ranking at least pari passu with all other Senior Debt of such Loan Party, other than any Senior Debt secured by Permitted Liens.

          (m) The entry into and performance by the Parent Guarantor of its obligations under this Agreement is for its commercial benefit and is in its commercial interests.

                                    ARTICLE V

                          COVENANTS OF THE LOAN PARTIES

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

          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all material applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or overdue, (i) all taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent that, in respect of clauses (i) and (ii), the failure to pay and discharge such taxes and claims would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax or lawful claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, but only so long as such contest could not subject any Lender to (A) any criminal penalty or liability or (B) any material civil penalty or liability for which such Lender is not indemnified under
     Section 9.04.

          (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for the industries in which such Loan Party or such Subsidiary operates.

          (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (per statute and its corporate Constitutive Documents) and franchises; provided, however, that each Loan Party may consummate any merger or consolidation permitted under Section 5.02(c); and provided further that no Loan Party shall be required to preserve any right or franchise if the Board of Directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to such Loan Party or the Lenders.

          (e) Visitation Rights. During normal business hours, and so long as no Event of Default has occurred and is continuing, upon ten (10) days prior notice and only twice a year, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit during normal business hours the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles and laws applicable to such Person in effect from time to time.

          (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, other than (i) transactions between or among Parent Guarantor and/or between or among the members of the Reporting Group, (ii) Permitted Film Financings, (iii) any arrangements with officers, directors, representatives or other employees of Parent Guarantor and its Subsidiaries relating specifically to employment, (iv) loans to employees of any member of the Reporting Group, (v) the payment of dividends, (vi) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (vii) Investments in an Affiliate in consideration for the issuance of ordinary shares or other equity capital (other than Redeemable Preferred Stock), and (viii) transactions with any of their Affiliates conducted in the ordinary course of business of such Loan Party or Subsidiary except to the extent that such transaction is in connection with (A) the creation, incurrence, assumption or existence of any Lien or Debt, (B) any merger or consolidation, (C) the making or holding of any Investment or (D) the prepayment, redemption, purchase, defeasement or other satisfaction of any Debt; provided, however, that, notwithstanding the foregoing, transactions entered into by any member of the Reporting Group with any Affiliate thereof (a "Subject Affiliate"), which transactions are entered into by other shareholders or partners of such Subject Affiliate that are not otherwise themselves Affiliates of such member and on the same terms and for the same consideration (taking into account their relative percentage ownership of such Subject Affiliate) as such member of the Reporting Group shall be deemed to have been entered into on an arm's-length basis

          (i) Reporting Requirements. Furnish to the Lenders:

               (i) Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of a Default that is continuing on the date of such statement, a statement of the chief financial officer, deputy chief financial officer or Group General Counsel of the Parent Guarantor setting forth details of such Default and the action that the Reporting Group has taken and proposes to take with respect thereto.

               (ii) Quarterly Financials. As soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year, a Consolidated statement of financial position of the Parent Guarantor as of the end of such quarter and Consolidated statement of financial performance and statement of cash flow of the Parent Guarantor for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form, in the case of the statement of financial position, the figures for the preceding fiscal year end from the audited statement of financial position for such fiscal year and, in the case of the statement of financial performance and statement of cash flow, the corresponding figures for the corresponding fiscal period in the preceding fiscal year, all in reasonable detail consistent with the Parent Guarantor's public filings and duly certified (subject to year-end audit adjustments) by the chief financial officer or deputy chief financial officer of the Parent Guarantor as having been prepared in accordance with generally accepted accounting principles, together with a Compliance Certificate.

               (iii) Annual Financials. As soon as available and in any event within 100 days after the end of each fiscal year (i) a copy of the annual audit report for such year for the Parent Guarantor, including therein a Consolidated statement of financial position of the Parent Guarantor as of the end of such fiscal year and Consolidated statement of financial performance and statement of cash flow of the Parent Guarantor for such fiscal year, in each case accompanied by an unqualified (except to the extent any qualification stated therein relates solely to the effect of any change in generally accepted accounting principles applicable to the Parent Guarantor) opinion of Ernst & Young or other independent public accountants of recognized standing acceptable to the Required Lenders, and (ii) a Compliance Certificate.

               (iv) Litigation. Promptly and in any event within 10 days after a Responsible Officer becomes aware of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) affecting any Loan Party or any of its Subsidiaries of the type described in
          Section 4.01(i) or (ii) that challenge the transactions contemplated by this Agreement (including, without limitation, the rights of any Borrower to borrow hereunder, the use of the proceeds of any Borrowing hereunder or the performance by any Loan Party of its Obligations hereunder) or that base any claim against any Loan Party on such transactions.

               (v) Securities Reports. Promptly and in any event within 15 days after the sending or filing thereof, copies of all material regular, periodic and special reports, and all registration statements, that any member of the Reporting Group files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

               (vi) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of each member of the Reporting Group as any Lender may, through the Agent, from time to time reasonably request.

          (j) Additional Guarantors. (i) Promptly cause to become a Guarantor under this Agreement by execution of a guaranty supplement in substantially the form of Exhibit E hereto (each, a "Guaranty Supplement") (A) each of its Subsidiaries that, as determined by reference to the annual audited Consolidated statement of financial performance and statement of cash flow of the Parent Guarantor for the fiscal year ended immediately prior to the date of determination, is a Material Subsidiary, provided that, if the Consolidated assets of the Parent Guarantor attributable to the Guarantors aggregate less than the aggregate principal amount of all Consolidated indebtedness of the Parent Guarantor that is not by its terms subordinated to the Obligations of the Loan Parties under this Agreement, in each case as determined by reference to the annual audited Consolidated statement of financial position of the Parent Guarantor, then the Loan Parties shall promptly cause to become Guarantors such additional Subsidiaries (other than those Subsidiaries expressly excluded under sub-clauses (a), (b) and
     (c) of the definition of Material Subsidiary) as would cause the total assets of the Parent Guarantor so attributable to the Guarantors hereunder to exceed the aggregate principal amount of such indebtedness, (B) any Material Subsidiary that is, immediately after the initial Borrowing, and any Subsidiary that thereafter becomes, a guarantor of any Public Senior Debt, (C) any Material Subsidiary that is required to be added as a Guarantor pursuant to Section 7.06 and (D) the Parent Guarantor. Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Agreement to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to "this Agreement", "hereunder", "hereof" or words of like import referring to this Agreement, and each reference in any other Loan Document to this Agreement, "thereunder", "thereof" or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such Guaranty Supplement.

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

               (ii) In the case of each Person that becomes a Guarantor under this Agreement, the Borrower shall ensure that (x) before the execution of any Guaranty Supplement, the Agent receives the items referred to in Section 3.01(h) in respect of the Additional Guarantor and its Guaranty Supplement, and a certificate of an Authorized Officer of the Borrower with respect to the representations and warranties in Section 4.01; and (y) all laws in connection with the execution, validity and enforceability of a Guaranty Supplement have been complied with.

          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

          (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

               (i) Liens existing on the date hereof ("Existing Liens"), and Liens replacing, extending or renewing any such Existing Liens upon or in the same property theretofore subject to such Existing Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured by such Existing Lien;

               (ii) Permitted Liens;

               (iii) Liens securing Debt and other Obligations that are not otherwise permitted to be secured pursuant to this Section 5.02(a) and Attributable Debt, provided that the value of the aggregate assets of the Reporting Group encumbered by all such Liens shall not exceed 10% of the Consolidated Tangible Assets of the Reporting Group;

               (iv) Liens on the assets of Film Special Purpose Vehicles securing Debt incurred for the purpose of effecting Permitted Film Financings;

               (v) Liens created in favor of (x) a producer or supplier of television programming or films or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing and/or syndication of television programming or films, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such television programming or films;

               (vi) Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business;

               (vii) Liens on property purchased after the date of this Agreement provided that (A) any such Lien (x) is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Debt incurred to refinance any Debt previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Debt secured by any Lien described in clause (A)(x) above does not exceed 100% of such cost and
          (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item;

               (viii) in the case of a Person becoming a member of the Reporting Group after the date of this Agreement, any Lien with respect to the assets of such Person at the time it became a member of the Reporting Group, provided that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Reporting Group;

               (ix) Liens on accounts receivable in connection with any financing that would not cause the Reporting Group to be in violation of Section 5.03

               (x) Liens created by Loan Parties in favor of other Loan Parties or Liens created by members of the Reporting Group that are not Loan Parties in favor of other members of the Reporting Group; and

               (xi) any extensions, renewals or replacements of any of the Liens referred to in the foregoing clauses (iv), (vii) and (viii), provided such extensions, renewals or replacements are limited to all or part of the property securing the original Lien or any replacement of such property.

          (b) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, unless (i) to the extent such merger or consolidation is with the Borrower or the Parent Guarantor, (A) the Borrower or the Parent Guarantor, as applicable, shall be the surviving corporation or (B) the entity into which the Borrower or the Parent Guarantor, as applicable is merged or consolidated, immediately prior to such merger or consolidation has no material assets or liabilities and immediately after such merger of consolidation shall (x) directly or indirectly own substantially all of the assets of the Borrower or the Parent Guarantor, as applicable immediately preceding such merger or consolidation and (y) duly assume all of the Borrower's or the Parent Guarantor's, as applicable, obligations hereunder in form and substance satisfactory to the Agent and (ii) to the extent such merger or consolidation is with a Guarantor other than the Parent Guarantor, the surviving Person shall be a Subsidiary of the Parent Guarantor and a corporation organized in the same country of incorporation as such Guarantor prior to the merger or consolidation if such surviving corporation shall, at the effective time of such merger or consolidation, assume such Guarantor's Obligations under this Agreement and the performance of its covenants hereunder in writing satisfactory in form and substance to the Required Lenders; provided, however, that, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

          (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted or required by (i) the generally accepted accounting principles applicable in the jurisdiction in which such Person is organized on the date of this Agreement or (ii) as required by law, provided that the Parent Guarantor and its Subsidiaries may change their respective accounting policies or reporting practices to conform to generally accepted accounting principles as in effect in the United States but, in such event, each Compliance Certificate delivered to the Lenders pursuant to Sections 5.01(i) and (c) shall be provided together with a reconciliation to GAAP in respect of the information reported therein.

          (d) Change in Nature of Business. Change, or permit any of its Subsidiaries to change, the nature of the business of the Reporting Group taken as a whole as carried on at the date hereof.

          SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Parent Guarantor will:

          (a) Maintain a ratio (the "Operating Income Leverage Ratio") determined on the last day of each fiscal quarter of the Parent Guarantor for the Rolling Period then ended of (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Parent Guarantor described in clauses (a), (c) and (e) of the definition of Debt, plus (B) Excess Guaranty Debt plus (C) preference shares that constitute debt under GAAP to (ii) Consolidated Adjusted Operating Income of the Parent Guarantor for such Rolling Period of not more than 4.5.

          For purposes of calculating the aggregate principal amount of Consolidated Debt of the Parent Guarantor on any such date, (A) there shall be excluded from such calculation any amount in respect of Investment Preferred Stock, Permitted Film Financings and Negative Pickup Arrangements and Capitalized Lease Obligations incurred in connection with the leasing of satellite transponders and (B) the currency exchange rate used for such calculation shall be the rate used in the annual or quarterly statement of financial position for such date; provided, however, that, if the Parent Guarantor determines that an average exchange rate is a more accurate reflection of the value of such currency over such Rolling Period, the currency exchange rate used may be, at the option of the Parent Guarantor, the currency exchange rate used for the income statements of the Parent Guarantor for such fiscal quarter.

          (b) Interest Coverage Ratio. Maintain a ratio (the "Interest Coverage Ratio") of Consolidated Adjusted Operating Income of the Parent Guarantor for each Rolling Period to Consolidated Interest Expense of the Parent Guarantor for such Rolling Period of not less than 3.0.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

          SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) any Loan Party shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any amount of interest on any Advance or any other payment under this Agreement within five (5) days after the same becomes due and payable; or

          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          (c) any member of the Reporting Group shall fail to perform or observe any term, covenant or agreement contained in clauses (d), (e), (h) and (i) of Section 5.01, Section 5.02 or Section 5.03; or

          (d) any member of the Reporting Group shall fail to perform any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 15 days after the date on which written notice thereof shall have been given to the Parent Guarantor by the Agent or any Lender; or

          (e) any member or members of the Reporting Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a Dollar Equivalent principal amount equal to or greater than US$100,000,000 (but excluding Debt outstanding under this Agreement) of such member or members, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared by the holders thereof to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required by the holders thereof to be made, in each case prior to the stated maturity thereof; or

          (f) any Loan Party shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking (otherwise than for the purpose of a solvent amalgamation or reconstruction) to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize or any shareholder resolution shall be taken to effect any of the actions set forth above in this subsection (f); or any event analagous to or having a substantially similar effect to any of the events specified in this subsection (f), other than any solvent reorganization, shall occur under the laws of any applicable jurisdiction with respect to any Loan Party; or

          (g) any judgments or orders shall be rendered against any member or members of the Reporting Group for the payment of money in a Dollar Equivalent amount in excess of US$150,000,000 in the aggregate and either
     (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against any member of the Reporting Group that would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Reporting Group taken as a whole, and there shall be any period of 30 consecutive days during

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

     which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party in any material respect, or any such Loan Party shall so state in writing; or

          (j) (A) K. Rupert Murdoch, while alive and not mentally or physically incapacitated, ceases to be actively involved in the management of the Reporting Group; or (B) the Murdoch Family ceases to hold or control, in the aggregate, shares or other stock representing at least 20% of the voting rights of the Parent Guarantor; or (C) any Person not controlled by the Murdoch Family shall control or be entitled to control by contract or otherwise a percentage of the equity voting capital of the Parent Guarantor greater than that held by the Murdoch Family at such time. For the purposes of this clause (j): (1) a share shall be deemed held by the Murdoch Family if it is held by or on behalf of any one or more of the following: (x) K. Rupert Murdoch, his wife, parent or more remote forebear, child or more remote issue, or brother or sister or child or more remote issue of a brother or sister; or (y) any Person directly or indirectly controlled by one or more of the members of the Murdoch Family described above (a "Controlled Person"); and (2) a trust and the trustees of such trust shall be deemed to be controlled by any one or more members of the Murdoch Family if a majority of the trustees of such trust are members of the Murdoch Family or may be removed or replaced by any one or more of the members of the Murdoch Family and/or Controlled Persons; or

          (k) Any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of US$150,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and
(B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

          SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section
6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent's Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then

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

outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower will pay to the Agent on behalf of the Lenders in same day funds at the Agent's Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other Obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower.

                                   ARTICLE VII

                                    GUARANTY

          SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

          (b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor that is a Subsidiary of the Borrower under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any

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

     other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

          SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

          (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

          (f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

          (g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

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

          (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

          SECTION 7.03 Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

          (d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

          (e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

          SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the

Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty,
(b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

          SECTION 7.05. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

          (a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

          (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Agent and the Lender shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before such Guarantor receives payment of any Subordinated Obligations.

          (c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

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

          (d) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

          SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 7.07. Release of Guarantors. A Guarantor shall be released from its Obligations under this Guaranty (each a "Released Guarantor") (i) upon the unconditional and full release of such Guarantor by the Required Lenders in a writing in form and substance satisfactory to the Required Lenders, provided that the Parent Guarantor shall not be released as a Guarantor without the consent of all of the Lenders or (ii) so long as no Event of Default has occurred and is continuing, automatically, without any further action on the part of the Lenders, upon the request of the Parent Guarantor and immediately prior to the release of such Guarantor as a guarantor of all Public Senior Debt of which such Guarantor is a guarantor, if such Guarantor is not a Material Subsidiary, as determined, if applicable, by reference to (A) the audited statement of financial performance and statement of cash flow of the Parent Guarantor for the fiscal year ended immediately prior to such date of determination, and (B) the unaudited statement of financial performance and statement of cash flow of such Guarantor for the Rolling Period ended on the last day of the fiscal quarter ended immediately prior to the date of determination, duly certified by the chief financial officer or deputy chief financial officer of the Parent Guarantor as having been prepared in accordance with generally accepted accounting principles applicable to the Parent Guarantor, which certificate shall also certify (x) the percentage of the Parent Guarantor's Consolidated operating income represented by such Guarantor and (y) that there are no other Material Subsidiaries of the Parent Guarantor or, to the extent that there are such Material Subsidiaries, such Material Subsidiaries shall be added as Guarantors pursuant to Section 5.01(j), provided that, if at any time and for any reason such Subsidiary is deemed to be or otherwise becomes reinstated as a guarantor under any Public Senior Debt, such Subsidiary shall automatically be reinstated as a Guarantor under this Guaranty without any further action on the part of such Guarantor or the Lenders.

                                  ARTICLE VIII

                                    THE AGENT

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

          SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03. Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

          SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and

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

based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), from and against such Lender's Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

          (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender's Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

          (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or such Issuing Bank for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or an Issuing Bank for such other Lender's Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

          SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least US$500,000,000. Upon the acceptance of any appointment as Agent hereunder by a

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

successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 8.07. Other Agents. Each Lender hereby acknowledges that none of the documentation agent, the syndication agent or any other Lender designated as any "Agent" (other than the Agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Revolving Credit Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

          SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to any Loan Party, at the address of the Borrower at 1211 Avenue of the Americas, New York, New York 10036, Attention:
Group General Counsel; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be

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

executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (vi) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on Intralinks, "e-Disclosure", the Agent's internet delivery system that is part of Fixed Income Direct, Global Fixed Income's primary web portal, or a substantially similar electronic transmission system (the "Platform"). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

          (c) Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered

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

hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a), provided that this sentence, and the preceding sentence to the extent relating to administration, modification and amendment of this Agreement, shall cover the fees and expenses of only one law firm or other counsel (plus any intellectual property counsel or local counsel, such counsel being one counsel in each territory to the extent available and appropriate, retained by such law firm or other counsel) for each of the Agent and each Lender, with each of the Agent and each Lender being obligated to consider in good faith using the same law firm or other counsel as each of the Agent and each Lender so long as no conflict of interest, in the reasonable judgment of such Agent or Lender, would exist.

          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel subject to the proviso in subclause (a)) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith)
(i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this subsection (b) above, such Indemnified Party shall, if a claim in respect thereof is to be made against Borrower under this subsection
(b), promptly give notice to Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give notice provided in this subsection (b) shall not (i) relieve Borrower of its Obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and Borrower incurs an increased Obligation to such Indemnified Party under this subsection (b) on account of such failure, and (ii) in any event relieve Borrower from any liability with respect to such Indemnified Party which Borrower may have otherwise on account of this Agreement. If any such action or proceeding is brought against any Indemnified Party, unless in the reasonable opinion of counsel for such Indemnified Party a conflict of interest between such Indemnified Party and Borrower may exist in respect of such action or proceeding and representation of both would be inappropriate, Borrower shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party, and after notice from Borrower to such Indemnified Party of its election so to assume the defense thereof, (x) Borrower shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof and (y) such Indemnified Party shall take all action that Borrower may reasonably request (and that is reasonably necessary or appropriate and would not, in the reasonable judgment of such Indemnified Party, be materially disadvantageous to such Indemnified Party) in order to cooperate in Borrower's participation in and assumption of such defense. The Borrower shall not be liable for any settlement of any action or claim effected without the Borrower's consent (which consent shall not be unreasonably withheld), and the Borrower shall not settle or compromise any action or claim affecting any Indemnified Party without such Indemnified Party's prior written consent (which shall not be unreasonably withheld) if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also

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

agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

          (c) Upon any payment of any indemnified amount by Borrower to any Indemnified Party, Borrower shall be subrogated to all rights of such Indemnified Party to seek reimbursement from any other Person in connection with such indemnified amount.

          (d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

          SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, and to make any such currency exchange as may be necessary to effect such application, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Parent Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

          SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower, each Initial Guarantor and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Initial Guarantor, the Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of the Lenders.

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

          SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of US$3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender and (viii) each of the assigning Lender and the assignee is authorized to enter into such Assignment and Acceptance.

          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

          (d) The Agent shall maintain at its address referred to in Section
9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Each Lender may sell participations to one or more banks or other entities (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its participation in Letters of Credit, the Advances owing to it, its participations in Letters of Credit and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each Loan Party, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by

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

or on behalf of the Loan Parties; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Loan Parties to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it, its participations in Letters of Credit and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the "Borrower Information"), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates' employees, officers, directors, partners, counsel, auditors, representatives, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties and
(viii) with the consent of any Loan; provided, that, prior to any disclosure pursuant to (ii) or (iii) above, the disclosing party agrees that it will notify the non-disclosing party as soon as practical in the event of any such request for a disclosure (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process. Notwithstanding anything herein to the contrary, the Agent and the Lenders may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or any Lender relating to such U.S. tax treatment and tax structure.

          SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal

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

court. Each Loan Party hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Borrower at its address set forth in Section 9.02 and each other Loan Party hereby irrevocably appoints the Borrower its authorized agent to accept such service of process, and agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party hereby further irrevocably consents, subject to applicable law, to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to
Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 9.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

          SECTION 9.13. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Euros with Dollars at Citibank's principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

          (b) The obligation of the Borrower and each Loan Party in respect of any sum due from it in any currency (the "Primary Currency") to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower or such other Loan Party such excess.

          SECTION 9.14. Waiver of Jury Trial. Each of the Borrower, the Guarantors, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   NEWS AMERICA INCORPORATED


                                   By: /s/ Arthur M. Siskind
                                       -----------------------------------------
                                       Name: Arthur M. Siskind
                                       Title: Senior Executive Vice President


                                   CITIBANK, N.A.,
                                      as Agent


                                   By: /s/ Elizabeth H. Minnella
                                       -----------------------------------------
                                       Name: Elizabeth H. Minnella
                                       Title: Vice President and Director


                               Initial Guarantors

                                   FEG HOLDINGS, INC.


                                   By: /s/ Paula M. Wardynski
                                       -----------------------------------------
                                       Name: Paula M. Wardynski
                                       Title: Secretary


                                   FOX ENTERTAINMENT GROUP, INC.


                                   By: /s/ Arthur M. Siskind
                                       -----------------------------------------
                                       Name: Arthur M. Siskind
                                       Title: Senior Executive Vice President


                                   NEWS AMERICA MARKETING FSI, INC.


                                   By: /s/ Arthur M. Siskind
                                       -----------------------------------------
                                       Name: Arthur M. Siskind
                                       Title: Senior Executive Vice President


                                   NEWS PUBLISHING AUSTRALIA LIMITED


                                   By: /s/ Arthur M. Siskind
                                       -----------------------------------------
                                       Name: Arthur M. Siskind
                                       Title: Senior Executive Vice President

                                   THE NEWS CORPORATION LIMITED


                                   By: /s/ Arthur M. Siskind
                                       -----------------------------------------
                                       Name: Arthur M. Siskind
                                       Title: Director and Authorized Signatory

                              Initial Issuing Banks

Letter of Credit Commitment

US$150,000,000                     ABN AMRO BANK, N.V.


                                   By: /s/ Frances O' R. Logan
                                       -----------------------------------------
                                       Name: Frances O' R. Logan
                                       Title: Senior Vice President


                                   By: /s/ Shilpa Parandekar
                                       -----------------------------------------
                                       Name: Shilpa Parandekar
                                       Title: Vice President


US$150,000,000                     BANK OF AMERICA, N.A.


                                   By: /s/ Thomas J. Kane
                                       -----------------------------------------
                                       Name: Thomas J. Kane
                                       Title: Principal


US$150,000,000                     CITIBANK, N.A.


                                   By: /s/ Elizabeth H. Minnella
                                       -----------------------------------------
                                       Name: Elizabeth H. Minnella
                                       Title: Vice President and Director


US$150,000,000                     JPMORGAN CHASE BANK


                                   By: /s/ Joan M. Fitzgibbon
                                       -----------------------------------------
                                       Name: Joan M. Fitzgibbon
                                       Title: Managing Director

US$600,000,000    Total of the Letter of Credit Commitments

                                 Initial Lenders

Revolving Credit Commitment

US$212,500,000                     CITIBANK, N.A.


                                   By: /s/ Elizabeth H. Minnella
                                       -----------------------------------------
                                       Name: Elizabeth H. Minnella
                                       Title: Vice President and Director


US$212,500,000                     JPMORGAN CHASE BANK


                                   By: /s/ Joan M. Fitzgibbon
                                       -----------------------------------------
                                       Name: Joan M. Fitzgibbon
                                       Title: Managing Director

US$150,000,000                     BANK OF AMERICA, N.A.


                                   By: /s/ Thomas J. Kane
                                       -----------------------------------------
                                       Name: Thomas J. Kane
                                       Title: Principle


US$150,000,000                     BNP PARIBAS


                                   By: /s/ Nuala Marley
                                       -----------------------------------------
                                       Name: Nuala Marley
                                       Title: Director


                                   By: /s/ Todd Rodgers
                                       -----------------------------------------
                                       Name: Todd Rodgers
                                       Title: Vice President


US$50,000,000                      HSBC BANK USA


                                   By: /s/ Jeffrey Rothman
                                       -----------------------------------------
                                       Name: Jeffrey Rothman
                                       Title: Senior Banker


US$100,000,000                     HSBC BANK PLC


                                   By: /s/
                                       -----------------------------------------
                                       Name:
                                       Title:


US$125,000,000                     LLOYDS TSB BANK PLC


                                   By: /s/ Windsor R. Davies
                                       -----------------------------------------
                                       Name: Windsor R. Davies
                                       Title: Director, Corporate Banking,
                                              USA D061


                                   By: /s/ Catherina Rankin
                                       -----------------------------------------
                                       Name: Catherina Rankin
                                       Title: Assistant Vice President,
                                              Corporate Banking, USA R027


US$125,000,000                     NATIONAL AUSTRALIA BANK LIMITED


                                   By: /s/
                                       -----------------------------------------
                                       Name:
                                       Title:

US$100,000,000                     ABN AMRO BANK N.V.


                                   By: /s/ Frances O' R. Logan
                                       -----------------------------------------
                                       Name: Frances O' R. Logan
                                       Title: Senior Vice President


                                   By: /s/ Shilpa Parendekar
                                       -----------------------------------------
                                       Name: Shilpa Parendekar
                                       Title: Vice President


US$100,000,000                     DRESDNER BANK AG, NEW YORK BRANCH


                                   By: /s/ William E. Lambert
                                       -----------------------------------------
                                       Name: William E. Lambert
                                       Title: Vice President


                                   By: /s/ Michael S. Greenberg
                                       -----------------------------------------
                                       Name: Michael S. Greenberg
                                       Title: Vice President


US$100,000,000                     FLEET NATIONAL BANK


                                   By: /s/
                                       -----------------------------------------
                                       Name:
                                       Title:


US$100,000,000                     THE BANK OF NOVA SCOTIA


                                   By: /s/ Ian A. Hodgart
                                       -----------------------------------------
                                       Name: Ian A. Hodgart
                                       Title: Authorized Signatory

US$75,000,000                      CREDIT LYONNAIS


                                   By: /s/
                                       -----------------------------------------
                                       Name:
                                       Title:


US$50,000,000                      THE BANK OF NEW YORK


                                   By: /s/ John C. Lambert
                                       -----------------------------------------
                                       Name: John C. Lambert
                                       Title: Senior Vice President


US$50,000,000                      COMMONWEALTH BANK OF AUSTRALIA GRAND CAYMAN
                                   BRANCH


                                   By: /s/ K. Murray Regan
                                       -----------------------------------------
                                       Name: K. Murray Regan
                                       Title: Senior Vice President
                                              Client Origination


US$50,000,000                      WESTPAC BANKING CORPORATION


                                   By: /s/ Lisa Porter
                                       -----------------------------------------
                                       Name: Lisa Porter
                                       Title: Vice President


US$1,750,000,000        Total of the Revolving Credit Commitments